Exhibit (d)(3)

FORM OF BROADCOM CORPORATION
NON-EXEMPT EMPLOYEE NOTICE OF GRANT OF STOCK OPTION

          Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Broadcom Corporation (the “Corporation”):

John Smith
704 Hauser St.
Queens, NY 10019

Grant Date:
Vesting Commencement Date:
Exercise Price: $ per share
Number of Option Shares:
Expiration Date:
Type of Option:

Vesting Schedule:
shares vest on [date]
in successive equal monthly installments upon Optionee’s completion of each month of Service through [date].

          Exercise Schedule: The Option shall not become exercisable for any of the Option Shares until the expiration of the six (6)-month period measured from the Grant Date. Upon the expiration of that six (6)-month period, the Option shall become exercisable for any Option Shares which are at that time vested in accordance with the Vesting Schedule set forth above. As the Optionee continues in Service thereafter, the Option shall become exercisable for the balance of the Option Shares in a series of installments as those Option Shares vest incrementally in accordance with the Vesting Schedule.

In no event shall the Option become exercisable for any additional Option shares after Optionee’s cessation of Service.

          Optionee understands and agrees that the Option if granted subject to and in accordance with the terms of the Broadcom Corporation 1998 Stock Incentive Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement (the “Agreement”). Optionee hereby acknowledges receipt of the Plan Summary and Prospectus and Supplement for the Plan (the “Prospectus”). The Agreement and Prospectus are provided electronically through the Intranet; if Optionee prefers to receive a paper copy of these documents, please call or write to the Corporation’s Shareholder Services Department. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

          No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

          Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

BROADCOM CORPORATION

By:		By:		Date:
William J. Ruehle
	Vice President, Chief Financial Officer		Optionee: [name]